UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):  December 6, 2013

DELTA APPAREL, INC.
(Exact name of registrant as specified in its charter)

Georgia
(State or Other Jurisdiction of Incorporation)

1-15583		58-2508794
(Commission File Number)		(IRS Employer Identification No.)

322 South Main Street, Greenville, South Carolina	29601
(Address of principal executive offices)	(Zip Code)

(864) 232-5200
(Registrant's Telephone Number Including Area Code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On December 6, 2013, Delta Apparel, Inc. (“Delta”) entered into an agreement (the “IMG Agreement”) with IMG Worldwide, Inc. (“IMG”), the former agent of Salt Life Holdings, LLC ("Salt Life").

As disclosed in Delta’s Form 8-K filed on August 29, 2013, Delta’s wholly-owned subsidiary, To The Game, LLC (“The Game”) purchased substantially all of the assets and properties of Salt Life on August 27, 2013 (the “Salt Life Acquisition”).  The IMG Agreement provides for the termination of the Salt Life brand license agreements entered into between Delta and IMG (as agent on behalf of Salt Life) prior to the Salt Life Acquisition as well as the agency agreement entered into between Salt Life and IMG prior to the Salt Life Acquisition.   In addition, the IMG Agreement provides that Delta and Salt Life are released from all obligations and liabilities under those agreements or relating to the Salt Life Acquisition.

Pursuant to the IMG Agreement, The Game and IMG entered into a new, multi-year agency agreement whereby IMG will represent The Game with respect to the licensing of the Salt Life brand in connection with certain product and service categories. In addition, The Game will pay to IMG $1.55 million by December 31, 2013, as well as ten quarterly installments of $195 thousand beginning on March 15, 2014.  The Game intends to utilize the previously disclosed $3 million deposited into escrow at the closing of the Salt Life Acquisition toward those payment obligations, along with additional amounts it previously accrued for royalty obligations under the above-referenced Salt Life brand license agreements.

The foregoing summary of the IMG Agreement is qualified in its entirety by reference to the text of the IMG Agreement, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Agreement dated as of December 6, 2013, among Delta Apparel, Inc. and IMG Worldwide, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA APPAREL, INC.

Date:	December 6, 2013	/s/ Justin M. Grow
Justin M. Grow
General Counsel & Corporate Secretary